PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION
REPRESENTED EMPLOYEES

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2003 AND 2002, and
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

Table of Contents

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2
FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002:
Statements of Net Assets Available for Benefits	3
Statements of Changes in Net Assets Available for Benefits	4
NOTES TO THE FINANCIAL STATEMENTS	5
SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2003:
Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year)	11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefit Committee of PG&E Corporation,
Pacific Gas and Electric Company and Participants in the
Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees:

We have audited the accompanying statement of net assets available for benefits of Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees (the Plan) as of December 31, 2003 and the related statements of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit. The financial statements of the Plan as of and for the year ended December 31, 2002 were audited by other auditors, whose report dated June 19, 2003 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of the year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2003 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP

San Francisco, California
June 25, 2004

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	As of December 31,

	2003	2002

ASSETS:
Investments at fair value	$1,060,123	$802,244
Stable Value Fund	286,442	297,846
Participant loans	15,045	19,172

Total investments	1,361,610	1,119,262

Interest receivable	101	93

Total assets	1,361,711	1,119,355

LIABILITIES	28	63

NET ASSETS AVAILABLE FOR BENEFITS	$1,361,683	$1,119,292

See accompanying Notes to the Financial Statements.

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(in thousands)

	Years ended December 31,

	2003	2002

ADDITIONS TO NET ASSETS ATTRIBUTABLE TO:
Investment income:
Interest, dividend, and other income	$2,696	$2,072
Net appreciation in fair value of investments	433,281	-

Total investment income	435,977	2,072

Contributions:
Employer	13,880	14,269
Participant	56,117	56,299

Total contributions	69,997	70,568

Total additions	505,974	72,640

DEDUCTIONS FROM NET ASSETS ATTRIBUTABLE TO:
Investment loss:
Net depreciation in fair value of investments	-	169,995
Distributions and expenses:
Distributions to participants	48,265	50,557
Administrative expenses	208	199

Total distributions and expenses	48,473	50,756

Total deductions	48,473	220,751

NET INCREASE (DECREASE) BEFORE ASSET TRANSFERS	457,501	(148,111)

Asset transfers, net	(215,110)	(9,363)

NET INCREASE (DECREASE)	242,391	(157,474)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,119,292	1,276,766

End of year	$1,361,683	$1,119,292

See accompanying Notes to the Financial Statements.

PACIFIC GAS AND ELECTRIC COMPANY
SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1:  DESCRIPTION OF PLAN

The following is a brief description of the Pacific Gas and Electric Company Savings Fund Plan for Union Represented Employees, or the Plan. The Plan document, or Plan Document, provides a more complete description of the Plan's provisions.

General - The Plan is a defined contribution plan covering certain eligible union employees of Pacific Gas and Electric Company, or the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, or ERISA, as amended.

The Board of Directors of PG&E Corporation established the Employee Benefit Committee, or EBC, to have oversight over the administration and financial management of affiliated company funded employee benefit plans. The EBC provides corporate governance and administrative oversight on behalf of the Plan. All plan assets are held in a trust, or the Trust, and the EBC retains State Street Bank and Trust Company as the Trustee of the Plan.

On October 1, 2003, certain participants of the Plan were merged into the PG&E Corporation Retirement Savings Plan for Union Represented Employees, or Union RSP. Assets of approximately $204 million were transferred to the Union RSP in connection with the merger. The Union RSP is administered and managed by PG&E Corporation, the Company's parent company.

Eligibility - Certain union employees of the Company, as defined in the Plan Document, are eligible to participate in the Plan upon attaining regular employment status.

Contributions - Participating employees may elect to contribute, through payroll deductions, from 1 to 15 percent of their covered compensation, as defined in the Plan Document, or Covered Compensation. Participating employees' Covered Compensation for purposes of the Plan is limited by the Internal Revenue Code, or the Code, to $200,000 for the 2003 and 2002 plan years. These elective contributions can be on a pre-tax basis, on an after-tax basis, or on a combination of both a pre-tax and after-tax basis.

After three years of service with the Company, the Company matches participant contributions in an amount equal to 50 percent of each participant's elective contribution, up to 6 percent of the participant's Covered Compensation, depending on each participant's length of service as defined by the Plan Document.

Participants may also contribute amounts representing distributions from other qualified plans into the Plan.

Pre-tax contributions, Company contributions and any amounts contributed by participants that represent distributions from other qualified plans are not subject to federal or state income taxes until withdrawn or distributed from the Plan, as set forth by the regulations in the Code.

As provided by the Code, employee pre-tax contributions may not exceed $12,000 for the 2003 plan year, and $11,000 for the 2002 plan year. All Plan contributions, including pre-tax and after-tax participant contributions and all employer contributions, may not exceed the lesser of 100 percent of the participant's Covered Compensation or $40,000 for each of the 2003 and 2002 plan years. In addition, as provided by the Code participants age 50 and older are permitted to make an additional catch-up deferral contribution of between 1 percent and 15 percent of the participant's Covered Compensation on a pre-tax basis up to a maximum of $2,000 for the 2003 plan year and $1,000 for the 2002 plan year. The total contribution limitation amount is exclusive of any allowed catch-up contributions.

Participant Accounts - Individual accounts are maintained for each of the Plan's participants. Each participant's account is credited with the participant's contribution, the employer's matching contribution, and an allocation of the Plan's net earnings (loss), and certain investment management fees. Allocations of earnings (loss) and fees are based on participant account balances as defined in the Plan Document.

Vesting - Employer contributions and participant elective contributions and their related accumulated earnings and losses are 100 percent vested at all times.

Investment Options - The EBC is responsible for the selection of the Plan's investment fund managers and the selection of the range of investment options but not the selection of the underlying investments. Neither the EBC nor the Company is involved in the Plan's investment funds' day-to-day investment operations. Individual participants designate the way in which their contributions and their employer's contributions are invested and may change their investment designation at any time. The following investment funds were available to the participants as of December 31, 2003 and 2002:

  PG&E Corporation Stock Fund - This fund invests in PG&E Corporation common stock. It also invests in short-term investments (approximately 1 to 5 percent of total investments) to meet daily liquidity requirements.
  Bond Index Fund - This fund invests primarily in government, corporate, mortgage-backed, and asset-backed securities of intermediate maturity. The Fund invests in a portfolio that is representative of the broad domestic bond market.
  Small Company Stock Index Fund - This fund invests in all of the stocks in the Russell Special Small Company Index in proportion to their weightings in the index.
  Large Company Stock Index Fund - This fund invests in all 500 stocks in the S&P 500 Index in proportion to their weightings in the index.
  International Stock Index Fund - This fund typically invests in all stocks in the Morgan Stanley Capital International Europe, Australasia, and Far East Index in proportion to their weightings in the index.
  Conservative Asset Allocation Fund - This fund is a portfolio of commingled stock and bond funds that invests approximately 60 percent in the Bond Index Fund, 30 percent in the Large Company Stock Index Fund, 5 percent in the Small Company Stock Index Fund, and 5 percent in the International Stock Index Fund.
  Moderate Asset Allocation Fund - This fund is a portfolio of commingled stock and bond funds that invests approximately 40 percent in the Bond Index Fund, 42 percent in the Large Company Stock Index Fund, 8 percent in the Small Company Stock Index Fund, and 10 percent in the International Stock Index Fund.
  Aggressive Asset Allocation Fund - This fund is a portfolio of commingled stock and bond funds that invests approximately 20 percent in the Bond Index Fund, 55 percent in the Large Company Stock Index Fund, 10 percent in the Small Company Stock Index Fund, and 15 percent in the International Stock Index Fund.
  Stable Value Fund - This fund invests in a diversified portfolio of fixed-income securities and investment contracts issued by insurance companies, banks, and other financial institutions.

The United States Bond Fund, a fund that comprised United States Savings Bonds, was terminated in 2003, and participant balances were transferred to the Stable Value Fund.

Participant Loans - Participants may borrow from their account balance a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of the market value of the participant's account balance. Loans for general purposes have terms ranging up to five years and loans for the purchase of a primary residence have terms ranging up to 15 years. The loans are secured by the balance in the participant's account and bear interest at a rate equal to the prime rate plus 1 percent. The prime rate is based on the published rate in the Wall Street Journal on the last business day of the month preceding the month in which the loan is taken. The rate remains fixed throughout the duration of the loan term. Principal and interest is paid primarily through payroll deductions. Interest rates on outstanding loans range from 5.00 percent to 10.50 percent at December 31, 2003.

Benefits - Upon termination of service from the Company or any affiliate of the Company, a participant may elect to either receive a lump-sum distribution equal to the participant's account balance or to receive a partial distribution with the remainder of the participant's account balance paid later. Participants may also elect to roll their account balances into another qualified plan or account. Participants whose account balance is $3,500 or less must take a lump sum distribution of their account balance. In the event of a participant's death, the participant's beneficiaries will receive the value of the participant's account balance in a lump sum payment. Participants must take a total distribution of their account balance from the Plan by April 1 of the calendar year following the year in which they reach age 70-1/2.

Withdrawals - Except upon death, total disability, termination, or retirement, withdrawal of participant account balances requires approval of the Trustee and the Company. Hardship withdrawals and certain in-service withdrawals are permitted subject to Plan provisions.

Administrative Expenses - The Company pays certain costs of administering the Plan, including fees and certain expenses of the Trustee. Certain investment management fees are also paid through the Trust. These fees paid through the Trust reduce the participant's investment return reported and credited to their accounts.

Voting Rights - Each participant is entitled to exercise voting rights attributable to the equivalent shares allocated to their account for the PG&E Corporation Stock Fund and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any share for which a participant has not given instructions. However, the Trustee is required to vote any unallocated shares on behalf of the collective best interest of Plan participants and beneficiaries.

Plan Termination - PG&E Corporation's Board of Directors reserves the right to amend or terminate the Plan at any time subject to the provisions of ERISA. In the event the Plan is terminated, participants will receive full payment of the balance in their accounts. No plan assets may revert to the Company or PG&E Corporation.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, and changes therein, and the disclosure of contingencies. Actual results could differ from these estimates.

Investment Valuation and Income Recognition - A participant's interest in the investment funds is represented by participation units allocated on the basis of contributions and assigned a unit value on the basis of the total value of each fund.

The Plan's investments (except for interest in the Stable Value Fund and Participant Loans) are stated at fair value based on published market quotations. Fair value for units is determined by quoted prices in active markets on the last business day of the Plan year. The Plan values investments in the Stable Value Fund and Participant Loans at cost, which approximates fair value.

Certain of the Plan's investment funds are composed of portfolios of stock and bond funds. The portfolios in these investment funds are re-balanced at the beginning of each month based on a pre-defined asset allocation, as outlined in Investment Options in Note 1. The Plan's investments essentially matched their target mixes as of December 31, 2003.

Interest income, dividends, investment management fees where appropriate, and the net appreciation or depreciation in the fair value of the investments held by the Plan are allocated to the participant's accounts each day based upon their proportional share of the fund balance.

Interest income is recognized as it is earned; dividends are recorded on the ex-dividend date.

Net appreciation or depreciation in the fair value of the Plan's investments consists of: (1) the net change in unrealized appreciation and depreciation on investments held during the year, and (2) the realized gain or loss recognized on the sale of investments during the year.

Purchases and sales of securities are recorded on a trade date basis. Realized gains and losses from security transactions are reported on the average cost basis.

Financial Investments with Off-Balance Sheet Risk - The EBC adopted a "Position Statement on Risk Management" that applies to the Plan. This statement recognizes that guidelines for certain plan investment managers allow the use of derivatives to achieve investment objectives. It is the investment manager's responsibility to understand the potential impact of derivatives on the total investment funds under various market risk scenarios, and to comply with these guidelines. As with other marketable securities, all derivatives are in the custody of the Trustee and valued daily. As of and during the years ended December 31, 2003 and 2002, the Plan held no investments in derivatives.

Payment of Benefits - Benefit payments to participants are recorded upon distribution.

NOTE 3:  INVESTMENTS

General - The Plan's investment funds are managed by the Trustee or an investment manager, who has discretionary investment authority over the funds. These Plan investment funds consist of various underlying investments.

The Plan utilizes various investment instruments, including mutual funds and common stock. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of these investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Fund Information - The following individual investments at fair value represented 5 percent or more of net assets of the Plan (in thousands):

	As of December 31,

	2003	2002

PG&E Corporation Common Stock	$533,312	$343,313
PG&E Primco GIC Pool	286,442	297,846
SSGA Passive Bond Market Index Fund	60,270	72,099
SSGA Russell Special Small Co Fund	85,396	53,841
SSGA S&P 500 Flagship Index Fund	329,882	292,731

The net appreciation (depreciation) in fair value of the Plan's investments (including investments purchased, sold, as well as held during the year) is as follows (in thousands):

	Years ended December 31,

	2003	2002

U. S. equity instruments	$410,902	$(186,213)
Non-U.S. equity instruments	7,900	(3,964)
U.S. government securities	(1,105)	(8)
Fixed income - other	15,584	20,190

Net appreciation (depreciation) in fair value of investments	$433,281	$(169,995)

NOTE 4: RELATED-PARTY TRANSACTIONS

Certain plan investments are shares of funds managed by the Trustee. The Plan also invests in PG&E Corporation Common Stock. These transactions qualify as party-in-interest transactions (see Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets Held at End of Year) under the ERISA regulations.

NOTE 5:  FEDERAL INCOME TAX STATUS

The Internal Revenue Service, or IRS, has ruled that the Plan is a qualified tax-exempt plan under Section 401(a) and Section 409(a) of the Code and the trust forming a part thereof is exempt under Section 501(a) of the Code. Accordingly, no provision for federal income taxes has been made to the financial statements. Furthermore, participating employees are not liable for federal income tax on amounts allocated to their accounts attributable to: (1) employee 401(k) contributions, (2) reinvested dividends, earnings, and interest income on both 401(k) contributions and non-401(k) contributions, or (3) employer contributions, until the time that they withdraw such amounts from the Plan.

The Company received a favorable tax determination letter from the IRS in November 1995 and March 2003. Accordingly, the Company believes that the Plan is designed and continues to operate in accordance with the applicable requirements of the Code.

NOTE 6:  CHAPTER 11 BANKRUPTCY FILING

On April 6, 2001, the Company filed a voluntary petition for relief under the provisions of Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California. On April 12, 2004, the Company's plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code became effective, at which time the Company emerged from bankruptcy.

The Company's bankruptcy filing had no effect on the Union RSP in 2003 and 2002.

NOTE 7: SUBSEQUENT EVENT

On March 1, 2004, the Plan merged into the PG&E Corporation Retirement Savings Plan for Union Represented Employees or Union RSP. The Union RSP is administered and sponsored by PG&E Corporation. In connection with this merger, on March 1, 2004, approximately $1.4 billion of assets were transferred to the Union RSP. Investment assets of the Union RSP are maintained in the PG&E Corporation Retirement Savings Plan Master Trust.

PACIFIC GAS AND ELECTRIC COMPANY

SAVINGS FUND PLAN FOR UNION REPRESENTED EMPLOYEES

EIN    : 94-0742640

PLAN : 003

FORM 5500, SCHEDULE H, PART IV, Line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

As of December 31, 2003

Identity of Issuer and Description of Investment (including Maturity and Yield)	Number of Units or US Bonds	Current Value

PG&E Corporation Stock Fund
* PG&E Corporation Common Stock	19,204,598	$533,311,686
* SSGA Short-Term Investment Fund	21,219,048	21,219,048

Total PG&E Corporation Stock Fund	40,423,646	554,530,734

Bond Index Fund
* SSGA Passive Bond Market Index Fund	1,979,983	30,557,072

Small Company Stock Index Fund
* SSGA Russell Special Small Co. Fund	5,526,106	78,697,270

Large Company Stock Index Fund
* SSGA S&P 500 Flagship Index Fund	1,466,332	292,427,699

International Stock Index Fund
* SSGA Daily EAFE Fund	1,685,364	20,657,504

Conservative Asset Allocation Fund
* SSGA Passive Bond Market Index Fund	493,913	7,622,556
* SSGA S&P 500 Flagship Index Fund	19,894	3,967,364
* SSGA Daily EAFE Fund	55,273	677,485
* SSGA Russell Special Small Co. Fund	44,990	640,705

Total Conservative Asset Allocation Fund	614,070	12,908,110

Moderate Asset Allocation Fund
* SSGA Passive Bond Market Index Fund	1,087,837	16,788,593
* SSGA S&P 500 Flagship Index Fund	91,852	18,317,839
* SSGA Daily EAFE Fund	365,190	4,476,133
* SSGA Russell Special Small Co. Fund	237,709	3,385,216

Total Moderate Asset Allocation Fund	1,782,588	42,967,781

Aggressive Asset Allocation Fund
* SSGA Passive Bond Market Index Fund	343,527	5,301,657
* SSGA S&P 500 Flagship Index Fund	76,061	15,168,676
* SSGA Daily EAFE Fund	345,471	4,234,441
* SSGA Russell Special Small Co. Fund	187,665	2,672,537

Total Aggressive Asset Allocation Fund	952,724	27,377,311

Stable Value Fund (1)
* PG&E Primco GIC Pool	N/A	286,442,158

Participants Loans (Interest ranging from 5% to 10.50%)	N/A	15,045,312

Total Assets Held for Investment Purposes		$1,361,610,951

(1)  The Stable Value Fund investment contracts and participant loans are not measured in numbers of units and therefore unit information is not applicable (N/A)
 *   Represents a party-in-interest as defined by ERISA